Exhibit 99.1

Organicell Regenerative Medicine, Inc. Announces Expansion into Health and Beauty Market

MIAMI, FL / ACCESSWIRE / September 16th 2022 / Organicell Regenerative Medicine, Inc. (OTCQB: OCEL), a clinical-stage biopharmaceutical company focused on the development of innovative biological therapeutics and regenerative medicine, announced today that the Company will expand into the skincare and haircare industries.

On September 14, 2022. BeautyHealth’s Hydrafacial (NASDAQ: SKIN) announced its new partnership with Organicell to create the first to market exosome booster for their patented Hydrafacial device. Organicell’s science team will work with Hydrafacial to prove the efficacy of how this new booster application may reduce inflammation, increase collagen, and increase elastin while extending the benefits of a traditional Hydrafacial.

Organicell’s CEO, Matt Sinnreich, said “This partnership is the first of many we are working on in the aesthetic and hair space. Hydrafacial is its own market, and we have given them exclusivity for their applications, however, this partnership paves the way for our science team to start collecting data that may help prove the efficacy of our products on hair restoration and in various topical skincare and aftercare products.

Extracellular Vesicles (EVs) are anti-inflammatory in nature. Our patent pending process allows us to concentrate up to 600 billion EVs per milliliter which contain over 300 cytokines, chemokines and growth factors. Organicell’s science team will be researching how certain characterizations of our extracellular vesicles may be able to be used in hair transplant procedures to expedite healing and reduce swelling. They will be looking into how our products can possibly take the place of a Platelet-Rich Plasma (PRP) procedure for hair restoration. And our clinical research team will gather data to see how our EVs may help reduce wrinkles and the early signs of aging.”

Sinnreich concluded, “This partnership is a great first step into the skincare space. We are honored that Hydrafacial trusted our science team enough to be their partner in this innovative new booster for their incredibly successful business. Now that the door is open, we can conduct the necessary research to prove our thesis on the rest of the applications which we believe the skincare and haircare market needs.”

Future Press Releases and Industry Updates

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About Organicell Regenerative Medicines, Inc.

Organicell Regenerative Medicine, Inc.(OTCQB: OCEL), a clinical-stage biopharmaceutical company focused on the development of innovative biological therapeutics and regenerative medicine. The Company’s proprietary products are derived from perinatal sources and manufactured to retain the naturally occurring exosomes, hyaluronic acid, and proteins without the addition or combination of any other substance or diluent. To learn more, please visit https://organicell.com/

About The Beauty Health Company

The Beauty Health Company (NASDAQ: SKIN) is a global category-creating company focused on delivering beauty health experiences by reinventing our consumer’s relationship with their skin, their bodies and their self-confidence. Our flagship brand, Hydrafacial™, created the category of hydradermabrasion by using a patented Vortex-Fusion Delivery System to cleanse, peel, exfoliate, extract, infuse, and hydrate the skin with proprietary solutions and serums. Hydrafacial™ provides a non-invasive and approachable experience with a powerful community of a estheticians, consumers and partners, bridging aesthetics to beauty to democratize and personalize skincare solutions across ages, genders, skin tones, and skin types. Hydrafacial™ is available in over 90 countries with an install base of nearly 23,000 Delivery Systems providing millions of experiences to consumers each year. For more information, please visit www.beautyhealth.com.

Forward-Looking Statements

Certain of the statements contained in this press release should be considered forward-looking statements within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often identified by the use of forward-looking terminology such as “will”, “believes”, “expects”, “potential”, or similar expressions, involving known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. We remind you that actual results could vary dramatically as a result of known and unknown risks and uncertainties, including but not limited to: potential issues related to our financial condition, competition, the ability to retain key personnel, product safety, efficacy and acceptance, the commercial success of any new products or technologies, success of clinical programs, ability to retain key customers, our inability to expand sales and distribution channels, legislation or regulations affecting our operations including product pricing, reimbursement or access, the ability to protect our patents and other intellectual property both domestically and internationally, and other known and unknown risks and uncertainties, including the risk factors discussed in the Company’s periodic reports that are filed with the SEC and available on the SEC’s website (http://www.sec.gov). You are cautioned not to place undue reliance on these forward-looking statements. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these risk factors. Specific information included in this press release may change over time and may or may not be accurate after the date of the release. Organicell has no intention and specifically disclaims any duty to update the information in this press release.

Media Contact:

Joshua Rodriguez

CEO and Founder

CNA Finance, LLC.

(503) 464-6502